                                                                    Exhibit 99.1

                                PEOPLESOFT, INC.

Transcript of Conference Call held by PeopleSoft, Inc. on July 27, 2004 and supplement.

      The transcript for the registrant's conference call which was broadcast on July 27, 2004 at 3:00 p.m., Pacific Standard Time, that is being furnished herewith, has been supplemented to present the GAAP information below with at least equal prominence as non-GAAP information as required by Instruction 2 to
Item 12 of Form 8-K. A reconciliation of the non-GAAP financial measures to the GAAP financial measures is included in Exhibit 99.2.

GAAP Financial Measures

      - The GAAP license margin as a percentage of total revenues was 81% for the second quarter of 2004. The pro forma license margin in the transcript below has been presented in order to exclude the effects of the amortization of capitalized software associated with the acquisition of J.D. Edwards & Company (J.D. Edwards).

      - The GAAP maintenance revenues for the second quarter of 2004 and the first quarter of 2004 were $302.2 million and $296.9 million. Pro forma maintenance revenues are presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value.

      - The GAAP service margin as a percentage of revenues is 56% for the second quarter of 2004 and 56% for the first quarter of 2004. The pro forma service margins are presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value and intangibles amortization associated with the acquisition of J.D. Edwards.

      - GAAP total revenue is $647.3 million for the second quarter of 2004. Pro forma total revenue is presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value.

      - GAAP operating expenses for the second quarter of 2004 and the first quarter of 2004 were $632.9 million and $610.2 million. Pro forma operating expenses have been provided in the transcript below so that results can be viewed without the impact of restructuring charges, Oracle response costs and capitalized software and intangible asset amortization associated with the acquisition of J.D. Edwards.

      - GAAP sales and marketing expenses for the second quarter of 2004 and the first quarter of 2004 were $176.6 million and $169.2 million. Pro forma sales and marketing expenses have been provided in the transcript below so that results can be viewed without the impact of Oracle response costs and intangible asset amortization associated with the acquisition of J.D. Edwards.

      - GAAP sales and marketing expenses were 27% and 26% of total revenues for the second quarter of 2004 and the first quarter of 2004. Pro forma sales and marketing expenses as a percentage of total revenues have been provided in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value, the impact of Oracle response costs and intangible asset amortization associated with the acquisition of J.D. Edwards.

      - GAAP product development expenses for the second quarter of 2004 and the first quarter of 2004 were $137.9 million and $127.4 million. Pro forma product development expenses have been provided in the transcript below so that results can be viewed without the impact of intangible asset amortization associated with the acquisition of J.D. Edwards.

      - GAAP product and development expenses were 21% and 20% of total revenues for the second quarter of 2004 and the first quarter of 2004. Pro forma product development expenses as a percentage of total revenues have been provided in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value and intangible asset amortization associated with the acquisition of J.D. Edwards.

      - GAAP general and administrative expenses for the second quarter of 2004 and the first quarter of 2004 were $63.2 million and $59.1 million. Pro forma general and administrative expenses have been provided in the transcript below so that results can be viewed without the impact of Oracle response costs.

      - GAAP general and administrative expenses were 10% and 9% of total revenues for the second quarter of 2004 and the first quarter of 2004. Pro forma general and administrative expenses as a percentage of total revenues have been provided in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value and the impact of Oracle response costs.

      - GAAP operating income for the second quarter of 2004 and the first quarter of 2004 is $14.3 million and $32.9 million. Pro forma operating income is presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value, restructuring charges, capitalized software and intangible asset amortization associated the acquisition of J.D. Edwards and Oracle response costs.

      - The GAAP operating margins as a percentage of total revenues is 2.2% for the second quarter of 2004 and 5.1% for the first quarter of 2004. The pro forma operating margins are presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value, restructuring charges, capitalized software and intangible asset amortization associated the acquisition of J.D. Edwards and Oracle response costs.

      - GAAP net income for the second quarter of 2004 and the first quarter of 2004 is $11 million and $24.2 million. Pro forma net income is presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value, restructuring charges, capitalized software and intangible asset amortization associated the acquisition of J.D. Edwards and Oracle response costs.

      - GAAP earnings per share is three cents per share for the second quarter of 2004. Pro forma earnings per share is presented in the transcript below so that results can be viewed without the revenue impact of the deferred maintenance write-down to fair value, restructuring charges, capitalized software and intangible asset amortization associated the acquisition of J.D. Edwards and Oracle response costs.

                                                                FINAL TRANSCRIPT

CONFERENCE CALL TRANSCRIPT

PSFT - Q2 2004 PEOPLESOFT EARNINGS CONFERENCE CALL

EVENT DATE/TIME: JUL. 27. 2004 / 6:00PM ET
EVENT DURATION: 59 MIN


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publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

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PSFT - Q2 2004 PEOPLESOFT EARNINGS CONFERENCE CALL
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CORPORATE PARTICIPANTS

BOB OKUNSKI
PeopleSoft - VP of IR

CRAIG CONWAY
PeopleSoft - President, CEO

KEVIN PARKER
PeopleSoft - CFO, SVP Finance & Administration

PRESENTATION

OPERATOR

Welcome to the PeopleSoft's 2004 second quarter earnings conference call. All lines will be in a listen-only mode until the question-and-answer session of the conference. This conference is being recorded on behalf of PeopleSoft. And replays of this conference will be available for 7 days following the call by calling 1-800-685-0305. There is no pass code needed for the replay. I will now turn the meeting over to Mr. Bob Okunski, PeopleSoft's Vice President of Investor Relations. Sir, you may begin your conference.

BOB OKUNSKI - PEOPLESOFT - VP OF IR

Thanks, Wendy. Good afternoon, everyone, and welcome to PeopleSoft's second quarter 2004 earnings conference call. This is Bob Okunski, Vice President of Investor Relations here at PeopleSoft. Joining me today are Craig Conway, PeopleSoft's President and CEO, and Kevin Parker, PeopleSoft's Chief Financial Officer.

Before beginning today's discussions, I need to spend a few minutes reminding you of the Safe Harbor limitations of our discussions. This afternoon's discussions may contain forward-looking statements about PeopleSoft's goals, expectations, and predictions for both future activities and financial results. You are cautioned that these forward-looking statements are only predictions and that they may differ materially from actual events or results. All of our forward-looking statements are as of the date and time of this call. And that PeopleSoft undertakes no obligation to update or revise them at any point in the future.

All forward-looking statements made during today's discussions are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to, the cost and disruption to our business arising from the Oracle tender offer; the publicity in the United States Department of Justice lawsuit against Oracle and the unknown outcome of that suit; our ability to successfully complete the the integration of J.D. Edwards into PeopleSoft and to achieve anticipated synergies; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within the estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; the competitive environment and pricing pressures, and other risks referenced from time to time in PeopleSoft's filings with the Securities and Exchange Commission. Please refer to PeopleSoft's current reports on Form 10-K and 10-Q for more information on some of the other risk factors that could cause our actual results to
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differ from our expectations, and other such forward-looking statements made during this conference call.

During the course of this presentation, we will also reference certain non-GAAP financial measures. The Company utilizes these non-GAAP financial measures in analyzing financial results because we believe that they are useful to investors and management in evaluating the Company's ongoing financial performance. These non-GAAP financial measures facilitate making historical comparisons that exclude the impact of certain events, such as the impact of the acquisition of J.D. Edwards, restructuring charges, and other costs associated with responding to Oracle's hostile tender offer. These events might otherwise obscure the results of our ongoing business activities when compared to our competitors or our own historical performance.

Non-GAAP financial measures are not prepared in accordance with Generally Accepted Accounting Principles and should not be considered as a substitute for or superior to measures of financial performance in accordance with GAAP. A reconciliation of non-GAAP to GAAP financial measures is included in today's presentation will be available on our website after this call at www.peoplesoft.com.

Finally, PeopleSoft has filed a solicitation recommendation statement on schedule 14D-9 regarding Oracle's tender offer. PeopleSoft's stockholders should read this schedule 14D-9 and its amendments. These documents contain important information on the tender offer. The schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC's website at www.sec.gov, and from PeopleSoft at www.peoplesoft.com. With that, now let me turn the call over to Craig.

CRAIG CONWAY - PEOPLESOFT - PRESIDENT AND CEO

Thank you, Bob. Good afternoon, everybody. As you know, PeopleSoft did not meet our financial guidance in Q2. When that happens, an earnings call usually starts with the words, "we were disappointed." I'm not going to start with those words today, although I am going to end with them. Instead, I would like to start with a review of the past year, and then direct my comments specifically to Q2. In June, 2003, we announced the acquisition of J.D. Edwards, creating the second largest provider of enterprise application software in the world. The acquisition of J.D. Edwards provided compelling benefits to PeopleSoft, including a very strong manufacturing product line.

With more manufacturing sites in the United States than SAP; vertical expertise in asset-intensive industries to compliment PeopleSoft's leadership in service-intensive industries; mid-market expertise as J.D. Edwards was the largest provider of business application software to companies less than $1 billion per year of revenue; and finally, greater international scale. Those were the original design objectives behind our acquisition of J.D. Edwards. We felt then, as we do now, that this combination was a good investment for our shareholders that would return greater earnings per share through a combination of increased revenue and decreased costs.

Of course, following our announcement in June, 2003, PeopleSoft was the target of a hostile tender offer. A hostile tender offer would be disruptive under any condition. But Oracle's extremely aggressive statements threatening the future of our products, and the future of our employees that support our products, made our original design objectives seem very unlikely. It was only natural to wonder whether software contemplated to run a business for 10 or more years could even be sold when the future of that software and the people that support that software was in question.

But we did start to achieve the design objectives beginning immediately in Q2, 2003. At that time, some analysts thought we had somehow pulled orders forward into the second quarter. But we exceeded our original guidance again in the next quarter, Q3 2003. Same speculation about that quarter's results, until we exceeded our guidance again in Q4, 2003. And again, as we met our original guidance in Q1, 2004. The ability of PeopleSoft to achieve our original design objectives, despite the most aggressive statements by Oracle regarding our products and the employees that support our products, can only speak to the strength of the combined Company and the value it represents to customers. But even with a deliberate campaign of doubt and uncertainty over a prolonged period of time, many existing PeopleSoft customers, and even new customers, still moved forward with software purchases.

And so that's why the word "disappointed" just doesn't seem appropriate on this earnings call or at least in this context. That doesn't mean that our business has not been impacted or that we're very happy about it. You will recall that on every earnings call I have commented with some frustration how much greater our financial results could have been without the cloud of uncertainty. The impact on our business of delayed or lost sales has been significant. But our strong financial results in the past year under under these circumstances, offer a glimpse of how much more powerful PeopleSoft will be when we're not under these conditions.

So let me talk more specifically about what happened in Q2. As I said in the preannouncement, the extensive media coverage of the United States of America versus Oracle trial in the last 30 days of our quarter was simply too much to overcome. This was a trial that appeared in newspapers literally every day around the world. This was a trial at which Oracle strongly reiterated its intentions to discontinue sales of our products and terminate our employees. It was the elephant in the room in every selling situation with every customer in the third month of our quarter.

The trial was the elephant in the room. And it was a concern for every CIO, CFO, and CEO, and it did not just impact license

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PSFT - Q2 2004 PEOPLESOFT EARNINGS CONFERENCE CALL
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revenue. We believe it also impacted professional service revenue, as customers began to delay implementing software they had already licensed, pending the completion of the trial. Some analysts have wondered if there is more at work here than just the trial. There certainly is more at work in our industry. The economic recovery continues to be slow and technology spending is still under scrutiny. There is an election. There is the price of oil. There is the war. There are interest rates. Sarbanes-Oxley 404 compliance is consuming enormous attention and companies are deferring other technology projects. All of these things probably impact spending for enterprise software and they're all factors for PeopleSoft as well. But those factors were not the elephant in the room for PeopleSoft in Q2. It was the trial and the prolonged uncertainty.

Some analysts have also wondered whether PeopleSoft is realizing full value from our acquisition of J.D. Edwards. The answer is generally yes. Our cross-selling into each other's customer base is actually ahead of plan. Financial synergy or cost savings are also ahead of plan. Enterprise license revenue had been ahead of plan but dropped below plan in Q2, along with the enterprise license revenue for the reasons I've mentioned regarding the trial. A decision in the trial is the elephant in the room for PeopleSoft right now and with that decision, we can return to competing in the marketplace on an even playing field. That's what we're looking forward to doing, returning to the market on an even playing field. In the meantime, SAP is clearly a beneficiary of the hostile tender offer. There is nothing more to SAP's results in my mind right now than the obvious.

I said when I started my remarks that the word "disappointment" didn't feel appropriate, at least considering our performance over the past year. Our financial results, even in this past quarter, with the additional disruption of the trial, still achieved a base level that I think is remarkable, considering the circumstance. I view our performance under these difficult circumstances as an indication of what is to come when orders that have been delayed begin to be released again and implementations that have not begun are finally initiated.

Disappointed? Yes, I would say we're disappointed with the length of time it has taken to resolve the hostile tender offer. We believe that Oracle e-mails and other evidence finally revealed in the trial, clearly shows a deliberate campaign to harm our business. The company, the campaign that Oracle code named their "twist in the wind" strategy. That's disappointing. But at the same time, we're very encouraged by a number of things. The support of our existing customers, and more than 100 new customers every single quarter that move forward with PeopleSoft in confidence. In fact, in Q2, we signed more than 160 new customers to PeopleSoft.

We're encouraged by the dedication of our employees who will not bend, let alone break, under these conditions. We're encouraged by signs that we believe point to strong financial performance when a decision is announced in this case. In fact, even under the difficult conditions of the past 6 months, PeopleSoft still continued to deliver higher earnings per share to our shareholders than the same period last year.

PeopleSoft is a category leader in enterprise business software, with the resolve to deliver on our original design objectives, and a commitment to attain the highest value for our shareholders, our customers, and our employees. In short, don't doubt our resolve or the upside of this Company when we are on a level playing field. Kevin?

KEVIN PARKER - PEOPLESOFT - CFO AND SVP FINANCE & ADMINISTRATION

Thanks, Craig. Q2 was a challenging quarter. As Craig mentioned, the extensive publicity surrounding the Oracle anti-trust trial increased customer uncertainty and a significant impact on our ability to achieve our Q2 license revenue guidance. The additional publicity certainly impacted us in several ways.

First, it delayed significant orders. In June, we had several large deals we had expected to get closed, get delayed by customers, presumably until the trial was over. We also saw that many licensed transactions we did close were delayed until the very end of the quarter. In fact, we received nearly 50% of our licensed contracts on the last two days of the quarter, with many received late on June 30, including contacts that were received too late to configure and ship. We also believe the publicity from the trial resulted in smaller deal sizes and larger discounting. Finally, we lost several deals to competitors where customers voiced specific concerns about the future of PeopleSoft applications in the face of the hostile tender offer and anti-trust trial publicity.

It is very clear to us that the daily drumbeat of publicity around the anti-trust trial in June increased customer uncertainty at the most critical time in the quarter. It is equally clear that it was the largest influence on our Q2 license revenue. When we gave our license revenue guidance in -- for Q2, we were explicit. We did not attempt to handicap our outlook for the impact of the anti-trust trial or the related publicity. We also acknowledged at the time that there would potentially be an impact, especially on our license revenue, but that impact was impossible to predict. Yet given all of the adverse publicity uncertainty at the end of the quarter, I think our results are impressive. Here are some of the details.

Q2 license revenue was $130 million. In Q2, we saw continued penetration in our core industry verticals, licensed revenues from both the manufacturing and distribution vertical, and the public services healthcare vertical each increased nearly 20% respectively from the prior quarter. Our public service and healthcare business demonstrated solid traction contributing nearly 30% of our Q2 license revenue, as well as two of the largest deals in the quarter. In Q2, new customer license revenue as a percentage of total license revenue was 26%, consistent with the prior quarter.

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the prior written consent of Thomson Financial.

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We continued to leverage our expanded product offering across the Enterprise and
Enterprise One product lines. In Q2 we saw more than 20 transactions during the quarter where a customer purchased products from both Enterprise and Enterprise One product lines at the same time, accounting for more than 15% of our Q2 license revenue. We are also pleased with our upselling results for Q2 as more than 50 of our 100 largest deals involve purchases of additional applications to expand existing PeopleSoft implementations for existing customers. For the quarter we had 23 deals greater than $1 million, with 1 deal in excess of $5 million. As Craig mentioned, we also added 160 new customers in the quarter up from 120 in Q1.

On a geographic basis, the U.S. accounted for 57% of our license revenue and international accounted for 43%. On a sequential basis, we saw approximately 5% growth in the U.S. that was offset by a similar decline internationally, primarily in Europe. Our new customer ASP for the quarter was $346,000, down from $382,000 in Q1. The decline in average selling prices, while modest, was the result of a few factors. Some of our largest deals in the quarter were to existing customers. In addition, it's our opinion that the reduction of ASPs was also the result of uncertainty caused by the anti-trust trial and the related publicity, as we had to get larger discounts in certain cases and close smaller deal sizes than initially anticipated.

We're also pleased to see that the total number of multi-product deals rose more than 20% sequentially. The multi-product deal is a deal where a customer buys more than one product family within the enterprise product line, such as human capital management, financials or supply chain, or purchased across the Enterprise, Enterprise One, or World product lines. We're encouraged with our continuing success in this area and believe that it offers an opportunity for solid growth in the future.

For the quarter, license margins were 90%, down slightly from 91% in Q1. Professional service revenue, which consists of consulting, training, and hosting revenue, was $215 million, unchanged from Q1. Our utilization rates were up slightly compared to Q1, and our average billing rates were in excess of $180 an hour, consistent with recent history. Net of the purchase accounting write-down, Q2 maintenance revenue rose 2% compared to Q1. The sequential increase was the direct result of the reduction of revenue impact of the deferred maintenance write-down, the fair value for the quarter, when compared to Q1. In Q2, the J.D. Edwards deferred maintenance adjustment was $14.9 million, a decrease of $9.5 million from the Q1 adjustment of $24.4 million.

Excluding the revenue impact of the acquisition-related deferred maintenance write-down to fair value, our first quarter maintenance revenues would have been $317 million, a slight decline from Q1. The sequential decline is due to the expiration of the supplemental support period for older versions of PeopleSoft, with a corresponding reduction in maintenance revenue, the unfavorable impact of foreign exchange rates, and the absence of one-time integration benefits recorded in Q1, and a slight decline in same-quarter maintenance revenue due to the increased seasonality in Q2. It is noteworthy that the level of maintenance revenue impacted by cancellations decreased in Q2, and it had a slightly favorable effect on Q2 maintenance revenue.

Our Q2 service margins remain strong and consistent with prior quarters. Excluding the impact of purchase accounting on deferred maintenance revenue, the pro forma margin on services for the quarter was 59%, down from 60% in Q1. On a GAAP basis, including the deferred maintenance write-down, the margins were 56% for the quarter, flat with Q1. Total revenue for the first quarter of 2004 was $647 million. Excluding the impact of the deferred maintenance write-down, Q2 revenue was $662 million, in line with our preannouncement guidance.

Before we begin our discussion of expenses I want to remind everyone on the call that beginning in Q2, we're excluding the Oracle-related costs from our pro forma operating expenses and pro forma income statistics. These costs, which we've been forced to incur for over a year now, now total more than $70 million. In Q2 alone, they were $17 million. In order to provide for the best comparison to our current results, we've adjusted our historical pro forma amounts to conform to the current pro forma presentation. Consistent with prior periods, our pro forma operating expenses also exclude restructuring charges and those charges related to the purchase accounting adjustments and other charges arising from the acquisition of J.D. Edwards. Our reconciliation of pro forma to GAAP results is available on our website at peoplesoft.com.

Our second quarter pro forma operating expenses were $585 million, compared to $562 million in Q1, a 4% sequential increase. Q2 pro forma sales and marketing expenses were $172 million, up 4% sequentially, primarily due to an increase in advertising during the quarter, as well as costs associated with our leadership summit conference. These increased costs were partially offset by a reduction in commission expenses and a decrease in our payroll taxes.

Pro forma sales and marketing expenses was 26% of total revenue, consistent with recent quarters, as a percentage of revenues. Pro forma product development expenses were $135 million, up 8% versus Q1, as recorded an overall increase in quarterly bonus expenses, offset in part by a reduction in payroll taxes. As a percentage of total revenue, product development expenses were in line with historical averages, at 20%. Pro forma G&A expenses were $46 million, up less than 1% compared with last quarter. As a percentage of revenues, G&A was 7%, flat sequentially and consistent with our recent historical averages.

Our Q2 pro forma operating income declined $28 million, or approximately 26% to $77 million, from $105 million in Q1. While our revenues were down slightly from Q1, the decline in our operating income is driven primarily by an increase in our

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PSFT - Q2 2004 PEOPLESOFT EARNINGS CONFERENCE CALL
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marketing employee compensation expenses during the quarter. Pro forma operating margin as a percentage of revenues was 11.7% compared with 15.8% in Q1 of 2004.

Other income, consisting primarily of interest income and foreign exchange gains and losses, was $3 million in Q2. Other income decreased from the prior quarter, primarily as a result of slightly higher foreign currency impact in Q2, and the impact of one-time credits for tax refunds we received in Q1. Our Q2 pro forma tax rate was 36.9% and the GAAP tax rate was 35.5%. Our Q2 pro forma net income was $51 million, compared with $71 million in Q1 of 2004. The decrease in pro forma net income was directly related to the slightly higher expenses recorded this quarter, and a reduction in interest income. Q2 pro forma earnings per share for the quarter were 14 cents.

Reported GAAP results for the second quarter include amounts related to our J.D. Edwards acquisition for the amortization of capitalized software and other intangibles and restructuring charges. Also included is $17 million in costs directly related to the Oracle hostile tender offer. On a GAAP basis, Q2 net income was $11 million, or a 3 cents per share.

Focusing on our balance sheet and cash flow, at June 30th, our cash and investment balances were $1.6 billion, up 2% versus Q1. The increase in cash is a direct result of our strong positive operating cash flow. Operating cash flow for the quarter was $89 million, compared with operating cash flow of $116 million in Q1 of 2004. The reduction in cash flow from Q1 was driven primarily by a seasonal reduction in collections, from Q1 driven by higher Q4 revenues, offset in part by an increase in accrued compensation and related liabilities.

We're happy with our cash collections efforts for the quarter as our Q2 DSO was 55 days, consistently below our 60-to-70 day benchmark. Total deferred revenues of June 30 increased $22 million to $788 million. Net deferred license revenue was less than $10 million and continued to comprise less than 1% of total deferred revenues. Deferred maintenance and service revenues were $783 million.

As we've noted for the past few quarters, purchase accounting requires us to write down the J.D. Edwards deferred maintenance balance to fair value as of the acquisition date. Amortization of the required write-down was $15 million in Q2. Of the original acquisition date write-down of $147 million, approximately $140 million has been amortized to date. We expect the Q3 amortization to be approximately $3 million, with the remaining $4 million unamortized balance to be recognized through 2007. The deferred maintenance balance will continue to grow as new maintenance agreements are signed and as customers renew their existing maintenance agreements in coming quarters.

Capitalized software, net of amortization, decreased by $15 million in the second quarter, to $204 million. The balance consisted almost exclusively of acquired capitalized software with significant majority coming from the J.D. Edwards transaction. Capitalized software from J.D. Edwards is being amortized ratably over five years resulting in quarterly amortization of approximately $10 to $15 million through Q3 of 2008.

Q2 capital expenditures were approximately $74 million. As we mentioned last quarter, we expected to terminate several synthetic leases we inherited through the J.D. Edwards acquisition and consolidate those facilities on our balance sheet. In Q2, the first of those leases required a cash disbursement of approximately $59 million and a corresponding increase in our fixed assets.

Excluding this disbursement, capital expenditures were $15 million, consistent with Q1. In the coming quarters we anticipate that we will have additional disbursements as we consolidate the remaining synthetic leases on to our balance sheet. In total, the impact will be approximately a $63 million increase in our fixed assets between now and year-end. We do not anticipate there will be a material P&L impact as a result.

Turning to the Customer Assurance Program, as of June 30, the maximum potential liability associated with our Customer Assurance Program increased by $50 million to approximately $2 billion. The $50 million increase is a net number that takes into account new additions to the program during Q2, offset by expirations that occurred during the quarter. As appropriate you will see the details disclosed in the footnotes to our financial statements filed with the SEC. Of course, there is no impact to our financial statements.

As an update to our J.D. Edwards acquisition, we're executing on all facets of our integration plans across the Company as we continue to reduce redundant facilities and combine operations globally. Particular success in Q2 is in the area of sales and maintenance in our international operations. After our first full year as one company we are actually ahead of our scheduled targets by approximately 9%. We're very confident in meeting our synergies goal of $167 to $207 million for 2004 and are significantly ahead -- at the halfway point of the year, in Q2.

Looking ahead for the Q3 and the remainder of the year, several things are clear. In our view, the single largest factor in our results to date has been the continuing saga surrounding Oracle's hostile takeover attempt and the anti-trust trial and the related publicity. While the CAP program has been largely successful at alleviating concerns of a significant number of customers, there continues to be a significant negative impact on our business, especially our ability to close licensed transactions. We believe that the impact is an integral component of Oracle strategy to damage PeopleSoft.

So where does that leave us today? One of the key assumptions underlying our 2004 plan was the anticipated end to the hostile takeover offer. That clearly has not come true. And so our original 2004 guidance cannot be achieved as a direct result. We expect to

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hear about the outcome of the federal anti-trust trial in the coming weeks. We anticipate the judge will agree with the government and conclude that the proposed combination is anti-competitive. Given the importance of that decision to our ability to close business in Q3 and for the remainder of the year, we are going to delay providing our revised guidance for Q3 and Q4 until we get that decision.

In summary, our Q2 results were significantly impacted by the continuing uncertainties surrounding the Oracle hostile offer. However, given these circumstances, we were still able to show significant progress in a number of areas. We released a number of new products, recorded another quarter of significant positive cash flow, and completed our fourth successful quarter of integrating J.D. Edwards. We believe we are well positioned to take advantage of the emerging trends in the industry and look to leverage the power of the combined Company as we go through the second half of 2004. With that, I'd like to open the call up for questions.

QUESTION AND ANSWER

OPERATOR

Thank you, sir. At this time, we will begin our formal question-and-answer session. If you have a question, please press star followed by one on your telephone touch pad. If you are using speaker equipment you may need to lift your handset prior to pressing star one. Should you wish to cancel your question, simply press star two. We also request that you ask only one question on today's call. Our first question comes from Ross MacMillan of Morgan Stanley.

ROSS MACMILLAN

Hi, can you hear me?


KEVIN PARKER

Yes.


ROSS MACMILLAN

Great, thanks. Kevin, just a quick one on the cost side, I might have missed something there, because I jumped into the call a little bit late, but can you just help me understand the 4% sequential increase in operating expenses, you know, where precisely are you investing, and how does that sort of tally with what you're seeing from a revenue standpoint at the moment? Are you going to continue with that rate of change of investments?

KEVIN PARKER

I don't think the rate of change will necessarily increase from this point forward, Ross. We made some very explicit decisions at the start of the quarter to increase our investment in areas of marketing, particularly around the Leadership Summit, and promotion of PeopleSoft in the areas of mid market, and manufacturing. And I think you've probably seen that in your travels and in a variety of publications. That was part of the increase. The balance of the increase was really increases in employee compensation costs associated with our quarterly bonus plan. And those are really the exclusively the two reasons we saw increases this quarter.

ROSS MACMILLAN

Maybe one other follow-on which is on a different topic on the potential bid. I know that it is not your core assumption, but on the basis that there must be some contingency if the judge decides in

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Oracle's favor rather than DOJ's favor, what's your stance regarding -- can you say anything regarding your stance of what you would do under those circumstances?

KEVIN PARKER

I think we couldn't comment on that at this point. I think the Board of Directors would react to that in an appropriate way, and we will leave it at that.

OPERATOR

Neil Herman, Lehman Brothers.


NEIL HERMAN

Yes, let's say hypothetically that the -- that -- that the judge makes a determination in favor of the DOJ, and they do that, let's say in the next few weeks, before September. In that -- under that circumstance, given that some of the uncertainty there would clear up, would you expect your license revenue to be up sequentially in the third quarter?

KEVIN PARKER

It is an awful lot of if/thens, Neil. Yeah, I think the feeling that we have is we're positive about the business, we understand the impact of the Oracle hostile offer and the anti-trust trial publicity this quarter. Presuming those go away, we think we've got a very bright future. You know, the timing of when it went away and how it impacted Q3, I wouldn't want to speculate at this moment.

CRAIG CONWAY

And Neil, the -- you know, I know you know, it is not a light switch, so the sooner the judge can issue their ruling, the sooner PeopleSoft's business can return to normal. But it's, it is not a light switch. It will take a little time to ramp, and of course, also impacting that is whether there is an appeal. So, you know, there is just a lot of things to be considered when that happens, and as I said in my remarks, nobody is more anxious for that to, you know, that decision to be made than us.

OPERATOR

Tad Piper, Piper Jaffray.


TAD PIPER

Yeah, a couple of questions related to the discounting that you talked about, and the strength in SAP's business. I mean one of the things you talked about is customers waiting, if you look at SAP's numbers, it looks like they're not necessarily waiting that long, and may in fact be going to SAP. Can you comment on that? And also talk a little bit about, this is the first quarter where you've, you know, really talked about the discounting in your own business, which SAP has been citing, and Oracle has been citing for several quarters, so you can comment on those two things? And then quickly give an update on the share repurchase program?

CRAIG CONWAY

Yeah, let me start with the SAP situation. What you don't know is how many people are waiting. SAP's business in the United States, particularly, has gone up, and you know, I think that is obvious. Anybody that wants to give SAP credit for anything other than just showing up, you know, is giving them too much credit. What we don't know is does that represent all the customers that have held orders for PeopleSoft? Or 1% of them? I don't think it represents all of them. I do think it represents greater than zero. So I think SAP is an unintended beneficiary of the Oracle hostile tender approach. That's clear in their numbers. But, you know, what is not clear is how much of a flush of held business by PeopleSoft customers will happen and over what period of time. We do think that number is very significant, because we do have some visibility to it. And customers are sharing with us their, you know, their delays, and how long they will hold, but as you mentioned, you know, clearly SAP is getting a benefit of that. You know, relative to the discount, you know, here is what was different. And I think, Ted, you're absolutely right, the discounting that has been acknowledged by really everybody, the tougher selling environment for the last several quarters did in Q2 have something significantly different, or different. I don't know how significantly. And that was the discount approval forms that were published in the Oracle trial. Oracle's discount forms and PeopleSoft's discount forms were published. So we had, in addition to a lot of publicity, the last month of our quarter, we had customers that were moving ahead armed with all of our discount forms. So they were in a position to command or demand higher levels of discounts by sorting through and finding similar customers that got a higher discount than was being proposed. So in addition to the environment that we -- you know, the tougher selling environment, which we, you know, acknowledged really for more than a year, that was an additional factor that drove higher discounts. And Kevin, on the repurchase --

KEVIN PARKER

Tad, we've been kind of frustrated in our ability to get that process started and to date we have not been able to exercise any of it. We have never found an window of opportunity when we weren't in possession of some nonpublic information vis-a-vis the trial or all the other activities that have gone on. So hopefully in this quarter we will be able to start it and complete it in short order but we've been pretty frustrated.

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CRAIG CONWAY

Maybe at 7:00 tomorrow morning.

KEVIN PARKER

Got to wait two business days.

CRAIG CONWAY

Oh.


OPERATOR

Heather Bellini, UBS.


HEATHER BELLINI

Hi, I was wondering if you could give us an idea on how you're motivating your employees, in particular your sales people in this type of environment?

CRAIG CONWAY

Well, you know, Heather, it is tough. I mean I'm not going to -- I'm not going to kind of dance around the question. The Oracle tender offer is an additional obstacle that sales people have to overcome. And, you know, there is a -- there is a certain unfairness to somebody whose income is being impacted by a factor that their peers in other companies don't have to face. So that's the tough side of it. I think the good side of it is, I think there is tremendous resolve in the employee base, not just sales people, that this is a -- you know, that this is an obstacle that is unfair, that they're not going to be deterred by it, that its duration is limited, that the resolution is around the corner, and I think you know that PeopleSoft has historically enjoyed higher retention rates of its employees, because we're a different company, so you know, we're trying to offset all of that with, you know, -- you know, capitalize on all of those things to offset what is an obvious additional 10 pounds in the backpack. And you know, those 10 pounds are carried by really everybody, not just sales people. Company -- you know, employees that are not on commission plans are also impacted financially by, you know, the company bonus structure. In Q1, we were -- you know, we did not pay an employee bonus, in Q2, we did. So we are indicating -- or we will, let's put it that way. You know, we are trying to indicate our support for employees that are demonstrating their absolute resolve and determination, you know, on behalf of the company. So that's the most honest answer I can give you.

OPERATOR

Jim Mendelson, Schwab.


JIM MENDELSON

Craig, could you talk just a little bit about kind of the other factors. I don't think anybody would disagree with you by any means of the tremendously disruptive aspect of how this trial impacted the end of the quarter, but I'm curious, given that there were so many other misses, or a wide range of misses this quarter, and to some extent, you know, what your feelings are about the linearity of the quarter as you kind of got up to that critical point, you know, whether or not there are other things as well, minor as they may be?

CRAIG CONWAY

Well, first of all, I do think most people understand and acknowledge the impact of the trial in the third month of your quarter. There was one article that called it creative excuse, but I have since sent that editor a pre-approved sales offer to join our sales organization so they can, you know, see for themselves. First of all, the other factors. You know, there -- you know, something happened, kind of mid-year, and the -- in the business environment relative to capital spending, and those things I -- you know, there was some uncertainty or some factors that caused a -- you know, a hiccup. I -- you know, you probably follow them better than I do, in terms of the macro-economic condition, not just here in the United States, but particularly in Europe. Europe for us was a weak quarter. We had a strong quarter in Asia. We had a strong quarter in Latin America. We had a slightly better quarter in the United States. So Europe was weak. So there are macro-economic concerns. Jim, the factor that I don't think has been written about as much that I happen to feel is impacting enterprise application sales is Sarbanes-Oxley 404 compliance. Every public company CFO, including our own, here on the call, has a great deal of attention, a great deal of head count, a great deal of focus on compliance by the end of the year. And I think that is having, you know, an impact on enterprise application sales of all business applications. I think that is a factor. It hasn't gotten quite as much print that I think that is a very real factor, and I see it in our own company, and I see it in our customers' companies. But the macro-economic environment, capital spending, you know, generic apprehension, are all realities. And we face though, and frankly I think we faced them successfully. The one that we faced beyond all of that is, you know, is the -- was the trial going on, you know, I don't really know much more, to say about, you know, about any of that.

KEVIN PARKER

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I think in -- as we think about it, though, the impact between those issues and
Oracle, it's 99% -- , 95% Oracle, wouldn't you say, Craig?

CRAIG CONWAY

It is clearly the elephant in the room, although this one they're talking about. This isn't the one that is the elephant in the room that no one is talking about. Everybody is talking about. So, I don't know if it is 99/1, but you know, it is clearly far and away the largest factor we face. We would look forward to only having to overcome, you know, issues about spending. I was with J.D. Edwards' largest customer in the world for the last day or so here. They came in yesterday morning. They just left at noon. And you know, a company that large likes to share their global strategy for I.T. and I think it was particularly illuminating because despite how well that company is doing, and it is doing really, really well, I mean it is a multi-, multi, multi, multibillion dollar company, with multibillion dollar earnings, lots of successful divisions, all over the world, China, Russia, India, Europe, Latin America, United States, the CIO, the global CIO's objective still is to reduce I.T. spending. You know, the perception that you have to be able to reduce I.T. spending is a holdover and probably not going away. What we're trying to do to live in that world, and prosper, is we have had an initiative for about a year and a half called the total ownership experience which is designed to reduce the cost of ownership of PeopleSoft by 60%. Our philosophy is if we can reduce the cost of ownership of PeopleSoft by 60%, that will create buying power in a company that is sensitive to I.T. spending and still result in license revenue to PeopleSoft. So that's kind of what we're doing in the overall environment.

OPERATOR

Brent Thill, Prudential Securities.


BRENT THILL

Thanks. Good afternoon. Craig, you talked about Sarbanes-Oxley and understanding that the end of the year cut-off is when customers have to put this in place, would it seem right that they would defer software spending to maybe even '05, because a number of companies have really underestimated -- the intensity that they got to put into this project.

CRAIG CONWAY

Well, you know, let me have our CFO answer that, because, you know, we have a -- we are a public company and we have significant resources, and Kevin does manage I.T. as well, so Kevin, why don't you --

KEVIN PARKER

I think there may be some behavior like that, Brent, with customers around the world you're likely to see almost every type of behavior. I wouldn't describe it as an overwhelming trend. The thing that is different -- this has sort of the Y2K feeling to it we're approaching something imminent. The difference with 404 compliance and Sarbanes-Oxley compliance is it goes on forever. You know, it is a compliance activity that continues to go on and companies will continue to look for ways to establish better and better control environments, more consistent global business processes. So I think there may be some, you know, some reticence on the part of some customers, but there is an equal number of customers that we talk to that are coming to look at products like our Sarbanes-Oxley Enforcer, and things like that. So there is demand that is created by it, too. We're not seeing an overwhelming trend. You can point to instances of almost every behavior, I think, in the customer base.

CRAIG CONWAY

It is a factor. And I do feel it is nontrivial. You know, unlike Y2K, two things different about Y2K. It is the anti-Y2K relative to software revenue but unlike Y2K where it absolutely, every company was preoccupied with it, you know, it is just a variable, it is really more of a variable, even companies that have, you know, a great deal of resources applied to it, you know, are moving ahead with some I.T. projects so, you know, it is a factor, I don't think it is a factor any different that any of the other ones, I just don't think it has been on the list, I think it needs to be on the list, but like other factors, they're not nonovercomeable, they just need to be -- they need to be dealt with.

OPERATOR

Adam Holt, J.P. Morgan.


ADAM HOLT

Good afternoon. You suggested up front that an unusually large amount of business came in the last two days of the quarter. I think you said 50% of your license revenue. Is it possible to quantify the amount of revenue that came in, you know, slightly after the close of the quarter that you may have already closed in the month of July?

KEVIN PARKER

Oh, I think, you know, if I had to sit down and think out of about -- the number of deals that were stuck on the docket at midnight, June 30, it is probably in the $7 to $10 million range. A significant number. And it is -- our business is traditionally, you know, no

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surprise, back-end loaded, this was a significant change in the demographics within the quarter, to get this much business at the end, and to get this much business on the last hour, closing hours of the last day, was measurably different for us.

CRAIG CONWAY

And explicitly by customers, it came with the question, so what happened in the Oracle trial today? I mean it was so cause-and-effect, it was undeniable. And many of them did step forward and say, okay, and so here is the order, but you know, some of it was not shippable. We have since closed other business as well. So we're not, you know, lamenting anything around here, other than what we mentioned on the call, a decision in the Oracle case.

OPERATOR

John Torrey, Adams, Harkness & Hill.


JOHN TORREY

Good afternoon. Could you just tell us the total number of transactions that you closed during Q2 and compare that to Q1?

CRAIG CONWAY/KEVIN PARKER (MIXED)

Hold on. Sure. Ask a two-part question, John.


JOHN TORREY

Well, the corollary to that, I guess, is relative to what you were hoping to close in license business in Q2. How much of a short fall do you attribute to pricing? How much do you attribute to deals that simply did not close?

CRAIG CONWAY

I think we ran some analysis, correct me if I'm wrong, Kevin, that showed that the incremental discounting impact, as customers turned the discount forms around on us, was 7 or 10%. And the amount of business that didn't close was the balance from what we expected.

KEVIN PARKER

And that is a pretty fair description. John, just to give you the raw number, in Q1, we closed 596 transactions. In Q2, we closed 725 transactions. So -- pretty significant increase in the actual volume of contracts, yielding the same amount of revenue. Now also remember, too, that we're -- in Q1, we had a couple of deals that -- in fact, two deals that were above $5 million. In Q2 --

CRAIG CONWAY

One of them was above 10.

KEVIN PARKER

One of them was above, 10, yeah and in Q2, we only had one that was in the 5-10 million dollar range, so a little bit of influence from just one deal that skewed the statistics in that sense. And I don't think we actually have a prediction in terms of the number of transactions that we close, you know, for the last couple of quarters it has been in the 6 to 700 transaction range, and we expected it to be seasonably down in Q1 and it obviously was.

OPERATOR

David Hilal, Friedman Billings Ramsey.


DAVID HILAL

Great, thank you. I wanted to get an idea, when you talk about customers delaying because of the trial, I want to understand generally what stage of the cycle are they at? Have they already chosen PeopleSoft as a preferred vendor should you not get bought, and therefore they're pretty ready to sign based on the verdict? Or are they still in the midst of a vendor selection process?

KEVIN PARKER

Well, I think -- as we've described the part of our shortfall against our guidance, we've only included those customers and those deals that were pretty far along in the process. And you know, there is more than one occasion where a customer said to us, I've selected PeopleSoft, let's agree on T's and C's, but I'm not going to sign this until I hear what the judge says.

CRAIG CONWAY

We didn't say gee, we're involved in a whole bunch of sales cycles, the selling process has slowed down, our mid-process, so let's blame it on that. We're -- we have a -- we have an explicit list of companies that -- actually, we have an explicit list of companies not only that delayed having already selected PeopleSoft, we have an extensive list of companies that went to SAP, citing the Oracle, you know, threat, and, you know, we're presenting all of that in front of a jury in Oakland, California and within I guess about 60 days. So you know, these aren't just, you know, cerebral thoughts on our part. We've got, you know, very explicit customer verifiable cases that fall into these different buckets. But no, it wasn't, you know, we're kind of along the process, and the process is being

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slowed down. It's the process was at the end. And the companies just thought, let's wait until we hear from the judge.

OPERATOR

Our final question comes from Laura Lederman, William Blair & Company.

LAURA LEDERMAN

Oh, just made it. Anyway, following up on the Sarbanes-Oxley, on the Veritas call, they said they thought the impact might start moderating, and it's really being caused by companies not wanting to implement I.T. projects, while they're testing for compliance, and therefore, if some of it is due to Sarbanes-Oxley, it would moderate -- and you would still see a strong Q4. Would you agree with that assessment with what you're hearing on SOX?

CRAIG CONWAY

Yeah, if you remember Laura, the Y2K phenomena actually started to wear off in the end of 1998, because if you, you know, by that time, companies that were going to do something about it had done something about it and -- I think it is the same thing here, same phenomena you're describing, you know, the heavy lifting on 404 compliance started really I think at the beginning of the year, and by Q4, you know, you're there, you're not there and I think most companies will be there, so I -- I think it -- you know, we are probably right in the middle of it right now, and I would, you know, I don't know in our case, what do you think?

KEVIN PARKER

It is -- I think you're absolutely right in terms of the impact. It is a little bit different for a company like PeopleSoft. Remember that when you're doing, that I'm thinking out loud about our component, what we're doing within our business, not every I.T. application that PeopleSoft would sell to a customer has an effect on the controls environment. You know, some obviously are more related to financials, obviously, than others, so we're moving forward with our own internal implementations of other applications that don't have an -- have a relationship. And I think customers are in that same position, too.

CRAIG CONWAY

I mean CRM is typically not on the critical -- critical path for what a CFO is doing with their resources. We have, you know, several HR deals driven, frankly by compliance in other ways. And you know, Kevin mentioned earlier in the call, we are a partial benefactor of concern about Sarbanes-Oxley compliance, because it forces companies to license consolidation software and analytic software and we have a product line that is a Sarbanes-Oxley compliance product line, including one for 404 compliance called the Enforcer, which it drives enforcement down to a low level in a company. So, you know, we're a partial benefactor. We sell other lines of products, which aren't on the critical path and aren't blocked, but you know, I mentioned, as I said again, as a factor, it is a factor for one part of our business. I think it is a factor for the high-tech industry in general. I think to your point, you know, it is -- a company will have overcome it well in advance of the end of the year, so I think your premise is, you know, probably pretty accurate.

BOB OKUNSKI

With that, that concludes our call for this afternoon. We look forward to being back in front of the group in the coming weeks presumably after we hear from the federal court with our updated outlook for the remainder of the year. Thanks.

OPERATOR

Thank you for participating in PeopleSoft's conference call. You may disconnect at this time.

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                                                                FINAL TRANSCRIPT
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PSFT - Q2 2004 PEOPLESOFT EARNINGS CONFERENCE CALL
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